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                                                                      EXHIBIT 99

[CORUS BANKSHARES LETTERHEAD]                                       NEWS RELEASE




FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION:
NOVEMBER 19, 2003                                                     Tim Taylor
                                                         Chief Financial Officer
                                                                  (773) 832-3470
                                                   E-mail: ttaylor@corusbank.com


                           CORUS BANKSHARES ANNOUNCES
                        STOCK SPLIT & QUARTERLY DIVIDEND

   Chicago, Illinois - Corus Bankshares, Inc. (NASDAQ: CORS) Board of Directors today declared a two-for-one stock split. The split is to be effected in the form of a 100 percent stock dividend but will be accounted for as a stock split. The additional shares will be distributed on December 15, 2003, to stockholders of record at the close of business December 1, 2003. Corus' stock price listings will reflect the two-for-one stock split beginning December 16, 2003.

   The board also declared a quarterly cash dividend of $0.25 per share. Corus' dividend will be paid to shareholders of record on December 26, 2003 and will begin trading ex-dividend on December 24, 2003. The dividend will be paid on January 9, 2004. The cash dividends are payable after the above-mentioned stock split and thus reflect the two-for-one split.

   "Corus recently announced record earnings of $16.2 million, or $1.12 per diluted share, for the third quarter of 2003," said Robert J. Glickman, President and Chief Executive Officer. "As a result of the continued strength of our commercial real estate lending efforts, net income has grown strongly over the past year. Our net interest margins are strong, we have seen solid growth in both our commercial real estate loan commitments and 'pipeline' of pending loans, nonperforming loans continue to be at very low levels and charge-off's are minimal. We are pleased to see the market recognize this performance by rewarding our stock with a gain of over 35% so far this year (which is further augmented by our healthy dividend)."

   Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate loans and servicing the check cashing industry.

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